Exhibit 21.1

List of Subsidiaries

1.            Broadway Federal Bank, f.s.b. (a federal savings bank)

2.            Broadway Service Corporation (a California corporation, a wholly owned subsidiary of Broadway Federal Bank, f.s.b.)